Exhibit 99

March 10, 2014

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 218-2400

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES YEAR END AND FOURTH QUARTER 2013 EARNINGS

Wheeling, WV, March 10, 2014-First West Virginia Bancorp, Inc. (NYSE MKT: FWV) Interim President and Chief Executive Officer, William G. Petroplus, today announced year end earnings along with fourth quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N.A., Wheeling, West Virginia.

The Company reported net income of $2,241,048 or $1.30 per share for the year ended December 31, 2013 as compared to $2,537,760 or $1.48 per share for the year ended December 31, 2012. The decrease in net income during 2013 over 2012 of $296,712 or 11.7% was primarily the result of the decrease in net interest income and noninterest income and the increase in noninterest expense, offset in part by the change in income tax expense to income tax benefit and the increase in the credit for loan losses. Net interest income decreased $159,658 or 2.0% in 2013 as compared to 2012 primarily due to the decrease in the interest earned on loans, offset in part by the decrease in the interest expense paid on interest bearing liabilities. Noninterest income decreased $911,731 or 38.8% primarily due to the decrease in the net gains on sales of investment securities combined with the decrease in other operating income and in service charges and fees earned on deposit accounts. Noninterest expenses increased $67,547 or .9% in 2013 over 2012 primarily due to the increase in occupancy expenses, offset in part by the decrease in other operating expenses and salary and employee benefit costs. The Company recorded a negative provision for loan losses in 2013 in the amount of $400,000 to reduce the allowance for loan losses based upon the decline in specific reserves required on nonperforming assets. The return on average assets was .71% and .86% as of December 31, 2013 and 2012, respectively. The return on average equity was 6.87% and 8.03% at December 31, 2013 and 2012, respectively. The Board of Directors declared and paid cash dividends of $.76 and $.73 per share during 2013 and 2012, respectively. Additionally, the Board of Directors declared a 4% common stock dividend payable to shareholders of record as of December 19, 2012.

Total assets for the year ended December 31, 2013 were $342,145,227, an increase of 11.6% as compared to the prior year. Investment securities amounted to $199,955,367 at December 31, 2013 increasing approximately $21.7 million or 12.2% in 2013 as compared to 2012. Total loans declined approximately $6.0 million or 6.0% from $99,387,344 at December 31, 2012 to $93,401,845 at December 31, 2013. Total deposits grew approximately $39.4 million to $285,876,758 at December 31, 2013 as compared to $246,461,963 at December 31, 2012, an increase of 16.0%. Stockholders’ equity decreased 13.8% in 2013 due to a 16.4% decrease in accumulated other comprehensive income attributable to the effect of the change in the net unrealized losses on available for sale investment securities, partially offset by an increase of 2.6% from current year earnings after quarterly dividends.

Net income for the fourth quarter of 2013 was reported at $1,054,325 or $.61 per share, as compared to $914,900 or $.53 per share reported for the same period a year earlier. The increase in earnings during the fourth quarter of 2013 compared to 2012 was primarily attributed to the change in income tax expense to benefit combined with the increase in the credit for loan losses and the increase in net interest income, offset in part by the decrease in noninterest income and increase in noninterest expense. The Company recorded a negative provision for loan losses in the fourth quarter of 2013 in the amount of $400,000 to reduce the allowance for loan losses based upon the decline in specific reserves required on nonperforming assets. Net interest income increased primarily due to the increase in the interest earned on investment securities and the decline in the interest expense paid on interest bearing liabilities, offset in part by the decline in the interest earned on loans. Noninterest income decreased $434,823 or 40.3% and was primarily attributable to the decrease in the gains on sales of investment securities of $369,680 as well as by decreases in service charges and other operating income. Noninterest expense increased $41,023 or 2.2% in 2013 over 2012, and was primarily due to the increases in other operating expenses and occupancy expenses, offset in part by the decrease in salary and employee benefit costs.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	December 31, 2013	December 31, 2012

AT PERIOD END
Total Assets	342,145	306,547
Total Deposits	285,877	246,462
Total Loans	93,402	99,387
Total Investment Securities	199,955	178,208
Shareholders’ Equity	30,790	35,703
Shareholders’ Equity Per Share of Common Stock	17.91	20.77

(Dollars in thousands, except share and per share data)	December 31, 2013	December 31, 2012

FOR THE THREE MONTHS ENDED
Net Income	1,054	915
Provision for Loan Losses	(400)	(248)
Earnings Per Share of Common Stock	.61	.53
Dividends Per Share of Common Stock	.19	.19
Return on Average Assets	1.22%	1.23%
Return on Average Equity	12.75%	11.38%

FOR THE TWELVE MONTHS ENDED
Net Income	2,241	2,538
Provision for Loan Losses	(400)	(248)
Earnings Per Share of Common Stock	1.30	1.48
Dividends Per Share of Common Stock	.76	.73
Return on Average Assets	.71%	.86%
Return on Average Equity	6.87%	8.03%

Weighted average shares outstanding	1,718,730	1,718,730

First West Virginia Bancorp, Inc. stock is traded on the NYSE MKT under the symbol “FWV.”